Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We have issued our report dated July 12, 2007 accompanying the consolidated financial statements of HeartWare Limited (a Development Stage Company) contained in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement. We have also issued our report dated April 23, 2007 accompanying the financial statements of HeartWare, Inc. (a Development Stage Company) contained in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement.
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
July 12, 2007